EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the Second Quarter 2016

Second Quarter Revenue increased 9.3% to $1.2 Billion

Seven Seas Explorer Joins the Regent Fleet

MIAMI, Aug. 09, 2016 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company,”) today reported financial results for the second quarter ended June 30, 2016, provided guidance for the third quarter and full year 2016 and updated expectations for previously stated financial targets.

Highlights

  The Company generated GAAP net income of $145.2 million or EPS of $0.64 compared to GAAP net income of $158.5 million or EPS of $0.69 in the second quarter of 2015. Adjusted Net Income was $192.6 million or Adjusted EPS of $0.85 compared to Adjusted Net Income of $171.6 million or Adjusted EPS of $0.75 in the second quarter of 2015.
  Total revenue was $1.2 billion, up 9.3% from prior year. Adjusted Net Yield increased 1.2% on a Constant Currency basis or 0.8% on an as reported basis on Adjusted Net Revenue of $917.8 million.
  Full Year 2016 Adjusted EPS expected to be in the range of $3.35 to $3.45.
  Regent Seven Seas Cruises welcomed Seven Seas Explorer to its fleet, the first newbuild for the brand in 13 years.

“While successive geopolitical events dampened North American consumer demand primarily for our Mediterranean itineraries, our management team worked diligently to identify cost saving opportunities to partially mitigate these impacts and generate solid Adjusted EPS growth of 13%,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings.  “It was a challenging booking environment where we remained mindful of our go to market strategy to minimize discounting and maintain our hard-fought pricing gains, resulting in lower occupancy, which in turn lowered onboard revenue and overall Net Yield growth compared to our expectations earlier in the year.”

Second Quarter 2016 Results

Net income was $145.2 million or $0.64 per share compared to $158.5 million or $0.69 per share in the prior year which included a benefit of $34.3 million as a result of a fair value adjustment of the contingent consideration related to the Acquisition of Prestige, which was included in marketing, general and administrative expense in 2015 but not in 2016. The Company generated Adjusted Net Income of $192.6 million or $0.85 per share compared to $171.6 million or $0.75 per share in the prior year.

Revenue increased 9.3% to $1.2 billion compared to $1.1 billion in 2015.  Adjusted Net Revenue in the period increased 10.3% to $917.8 million compared to $832.4 million in 2015.  These increases were primarily attributed to the addition of Norwegian Escape and Oceania Cruises’ Sirena to the fleet as well as improved pricing, slightly offset by four scheduled Dry-docks in the period.  Adjusted Net Yield improved 1.2% on a Constant Currency basis or 0.8% on an as reported basis, mainly due to efficiencies in cost of sale.

Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 4.1% on a Constant Currency basis or 4.0% on an as reported basis.  The increase was primarily due to four scheduled Dry-docks in the quarter compared to one in the prior year.

Fuel price per metric ton, net of hedges decreased 15.9% to $469 from $558 in 2015.  The Company reported fuel expense of $80.6 million. In addition, a loss of $3.2 million was recorded in other expense related to the ineffective portion of the Company’s fuel hedge portfolio due to market volatility.

Interest expense, net increased to $68.4 million from $52.4 million primarily due to an increase in average debt balances outstanding primarily associated with the delivery of Norwegian Escape in October 2015 and slightly higher interest rates due to an increase in LIBOR rates.  The increase in interest expense, net also includes a write-off of $11.4 million of deferred financing fees related to the refinancing of certain of our credit facilities.

Other expense was $10.8 million in 2016 compared to $3.7 million in 2015.  In 2016, the expense primarily related to a loss from the fair value decrease related to a foreign exchange collar for the Seven Seas Explorer newbuild and the aforementioned loss on fuel hedges, partially offset by gains on foreign currency exchange.  In 2015, the expense was primarily related to the dedesignation of certain fuel swap derivative hedge contracts and the ineffectiveness of settled fuel swaps in 2015, partially offset by income related to the fair value adjustment for a foreign exchange collar which did not receive hedge accounting treatment.

Sale of Hawaii Land-based Operations

In the first quarter of 2016, the Company executed an agreement to divest its interest in a certain land-based operation in Hawaii. The amount of the transaction is considered immaterial to the Company’s consolidated financial statements.  The agreement is subject to customary closing conditions, including receipt of all required regulatory approvals.  The sale is expected to be completed during 2016.  The Company’s second quarter financial results include the results from this operation.  For purposes of comparison to the guidance provided by the Company in its prior release, key operational metrics excluding the results of this operation are as follows:

  Adjusted Net Yield growth would have been 1.3% on a Constant Currency basis or 0.9% on an as reported basis (excluding the results of the aforementioned operation).
  Adjusted Net Cruise Costs Excluding Fuel per Capacity Day growth would have been 4.2% on a Constant Currency basis or 4.1% on an as reported basis (excluding the results of the aforementioned operation).

Company Outlook

“Although we experienced significant booking headwinds we delivered earnings consistent with expectations, generating Adjusted EPS growth of 20% for the first half of the year.  As we enter the second half of the year, we are revising our earnings expectations primarily as a result of four factors: continued weak demand from our core North American consumer for European sailings at a time when half of our fleet is deployed in the region, including eight of our highest yielding ships; the effect of a weaker British pound post the Brexit vote; an adjustment to earlier pricing expectations for Miami-based Caribbean itineraries, which continue to outperform prior year despite a doubling of capacity in the low season months; and the impact from maintaining pricing discipline to minimize discounting,” said Del Rio.  “With this revision to expectations, we are confident we will deliver strong earnings growth for full year 2016 and grow 2017 Adjusted EPS in the range of 15% to 25%.”

As a result of its revised expectations, the Company no longer expects to achieve its previously stated target of $5.00 Adjusted EPS in 2017.

2016 Guidance and Sensitivities

In addition to announcing the results for the second quarter, the Company also provided guidance for the third quarter and full year 2016, along with accompanying sensitivities, which both exclude the results of the aforementioned land-based operation in Hawaii. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2016 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

	Third Quarter 2016 (1)		Full Year 2016 (1)
	As Reported	Constant Currency	As Reported	Constant Currency
Adjusted Net Yield	Approx. 1.75%	Approx. 2.5%	Approx. 1.0%	Approx. 1.75%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 1.5%	Approx. 1.75%	Approx. 1.0%	Approx. 1.25%
Adjusted EPS	$1.57 to $1.62		$3.35 to $3.45
Adjusted Depreciation and Amortization (2)	$105 to $109 million		$409 to $415 million
Interest Expense, net	Approx. $62 million		$236 to $242 million
Effect on Adjusted EPS of a 1% change in Adjusted Net Yield (3)	$0.05		$0.09
(1) Excludes results from the Company’s interest in a certain land-based operation in Hawaii.
(2) Excludes $5.3 million and $21.1 million of amortization of intangible assets related to the Acquisition of Prestige in the third quarter and full year 2016, respectively.
(3) Based on midpoint of guidance.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Third Quarter 2016	Full Year 2016
Fuel consumption in metric tons	170,000	710,000
Fuel price per metric ton, net of hedges	$510	$480
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.02

As of June 30, 2016, the Company had hedged approximately 88%, 82%, 55% and 50% of its total projected metric tons of fuel purchases in 2016, 2017, 2018 and 2019, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil ("HFO") and marine gas oil ("MGO") which are hedged utilizing U.S. Gulf Coast 3% ("USGC") and Brent, respectively.

	2H 2016	2017	2018	2019
% of HFO Consumption Hedged	95%	81%	63%	57%
Average USGC Price / Barrel	$68.73	$59.69	$56.41	$47.82
% of MGO Consumption Hedged	76%	85%	25%	25%
Average Brent Price / Barrel	$34.99	$41.11	$46.50	$49.25

The following reflects the foreign currency rates the Company used in its guidance.

Euro	$1.11
British pound	$1.30
Australian Dollar	$0.75
Canadian Dollar	$0.77

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations. As of June 30, 2016, anticipated capital expenditures were $0.2 billion for the remainder of 2016 and $1.3 billion for each of the years ending December 31, 2017 and 2018, respectively, of which the Company has export credit financing in place for the expenditures related to ship construction contracts of $0.6 billion for 2017 and $0.7 billion for 2018.

Company Updates and Other Business Highlights

Introduction of Seven Seas Explorer

Seven Seas Explorer, the first newbuild for Regent Seven Seas Cruises in over thirteen years, joined the fleet in June.  Godmother of Seven Seas Explorer, Her Serene Highness Princess Charlene of Monaco, officially christened the ship in Monte Carlo, one of the world’s most glamorous cities, and included a special private concert by world-renowned Italian tenor Andrea Bocelli.

The ship features extravagantly designed theaters and lounges, an unparalleled collection of opulent and spacious suites, five lavish gourmet restaurants and an unprecedented level of personalized service. At 55,254 gross tons and carrying only 750 guests, the all-suite, all-balcony ship boasts one of the highest space ratios and lowest guest to crew ratios in the cruise industry, the largest private verandas in the cruise industry and a new category of luxury suite, the nearly 4,500-square foot Regent Suite.

Itinerary Announcements

In June, the Company announced several itineraries for the Norwegian brand for fall 2017/winter 2018, featuring a wide array of itineraries from convenient U.S. ports of departure as well as exciting new Australia and New Zealand itineraries from Sydney and Auckland. New for 2017/18, Norwegian Jewel will be based in the Asia Pacific region with departures to and from Australia beginning November 2017. San Juan, Puerto Rico will also return as a seasonal homeport, with Norwegian Dawn sailing from the Caribbean port as well as Tampa, Florida.  Additionally, there will be a new 14-day Western Caribbean sailing from New York on Norwegian Breakaway.

Refinancing of Senior Secured Credit Facility

The Company amended its existing senior secured credit facility in June by extending the maturity of its $625 million revolving credit facility ("Revolver") and its $1.16 billion term loan facility ("Term Loan") from May 2018 to June 2021.  In addition, the amendment increased the amount of commitments under the Revolver from $625 million to $750 million (“New Revolver”) and the amount outstanding under the Term Loan from $1.16 billion to $1.51 billion (“New Term Loan”). The proceeds from the New Term Loan and New Revolver were used to prepay the entire outstanding principal amounts of the Company's Revolver, Term Loan and $350 million senior secured term loan, which resulted in no change to the Company's total outstanding debt.  Both the New Revolver and New Term Loan bear interest at LIBOR plus an applicable margin of between 1.50% and 2.25%, depending on the Company's leverage ratio. The $350 million senior secured term loan bore interest at LIBOR plus 3.25%.

Conference Call

The Company has scheduled a conference call for Tuesday, August 9, 2016 at 10:00 a.m. Eastern Time to discuss second quarter results.  A link to the live webcast can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 24 ships with approximately 46,500 berths, these brands offer itineraries to more than 510 destinations worldwide. The Company will introduce four additional ships through 2020.

Norwegian Cruise Line is an innovator in cruise travel with a history of breaking the boundaries of traditional cruising, most notably with the introduction of "Freestyle Cruising," which revolutionized the industry by giving guests more freedom and flexibility. Norwegian Cruise Line offers The Haven by Norwegian, a luxury enclave with suites, private pools and dining, concierge service and personal butlers. Oceania Cruises offers the finest cuisine at sea and immersive destination experiences with destination-rich itineraries spanning the globe. Regent Seven Seas Cruises is an all-inclusive cruise line which provides all-suite accommodations, round-trip air transportation, highly personalized service, acclaimed cuisine, fine wines and spirits, Wi-Fi, sightseeing excursions in every port and other amenities included in the cruise fare.

Terminology

Acquisition of Prestige. In November 2014, pursuant to the Merger Agreement, we acquired Prestige in a cash and stock transaction for a total consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA.  EBITDA adjusted for other income (expense) and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Adjusted Net Revenue. Net Revenue adjusted for supplemental adjustments.

Adjusted Net Yield.   Net Yield adjusted for supplemental adjustments.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Breakaway Class Ships. Norwegian Breakaway and Norwegian Getaway.

Breakaway Plus Class Ships. The next generation of ships which are similar in design and innovation to Breakaway Class Ships.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Tons. A unit of enclosed passenger space on a cruise ship, such that one gross ton = 100 cubic feet or 2.831 cubic meters.

Gross Yield.  Total revenue per Capacity Day.

Management NCL Corporation Units. NCL Corporation, Ltd.’s (“NCLC”) previously outstanding profits interests issued to management (or former management) of NCLC which were converted into units in NCLC.  All Management NCL Corporation Units were exchanged for NCLH ordinary shares and restricted shares in the fourth quarter of 2014.

Merger Agreement. Agreement and Plan of Merger, dated as of September 2, 2014, by and among Prestige, NCLH, Portland Merger Sub, Inc. and Apollo Management, L.P., as amended, for the Acquisition of Prestige.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Secondary Equity Offering(s). Secondary public offering(s) of NCLH’s ordinary shares in December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Adjusted Net Revenue, Net Yield, Adjusted Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Revenue and Adjusted Net Yield, which excludes certain business combination accounting entries, are non-GAAP financial measures that we believe are useful as supplemental measures in evaluating the performance of our operating business and provide greater transparency into our results of operations. Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Revenue, Adjusted Net Yield, Adjusted Net Income, and Adjusted EPS may not be indicative of future adjustments or results.  For example, for the three and six months ended June 30, 2016 we incurred an $11.4 million write-off of deferred financing fees due to the refinancing of certain credit facilities. We included the $11.4 million as an adjustment in the reconciliation of Adjusted Net Income since these amounts are not representative of our day-to-day operations and we have included other write-offs of deferred financing fees as adjustments in prior periods.

Management believes Free Cash Flow provides investors with a useful financial metric to assess our ability to service and repay our debt and to pursue opportunities to enhance our growth after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including development plans and objectives relating to our activities), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the risks and increased costs associated with operating internationally; an impairment of our tradenames or goodwill could adversely affect our financial condition and operating results; our efforts to expand our business into new markets; adverse events impacting the security of travel, such as terrorist acts, acts of piracy, armed conflict and threats thereof and other international events; breaches in data security or other disturbances to our information technology and other networks; the spread of epidemics and viral outbreaks; adverse incidents involving cruise ships; changes in fuel prices and/or other cruise operating costs;  our hedging strategies; our inability to obtain adequate insurance coverage; our substantial indebtedness, including the ability to raise additional capital to fund our operations, and to generate the necessary amount of cash to service our existing debt; restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; our ability to incur significantly more debt despite our substantial existing indebtedness; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; fluctuations in foreign currency exchange rates; our inability to recruit or retain qualified personnel or the loss of key personnel; future changes relating to how external distribution channels sell and market our cruises; our reliance on third parties to provide hotel management services to certain ships and certain other services; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; future increases in the price of, or major changes or reduction in, commercial airline services; seasonal variations in passenger fare rates and occupancy levels at different times of the year; our ability to keep pace with developments in technology; amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; pending or threatened litigation, investigations and enforcement actions; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we will operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenue
Passenger ticket	$818,478	$787,991	$1,558,590	$1,458,474
Onboard and other	368,357	297,442	705,877	565,141
Total revenue	1,186,835	1,085,433	2,264,467	2,023,615
Cruise operating expense
Commissions, transportation and other	193,536	192,438	368,973	364,265
Onboard and other	75,790	67,885	139,755	126,530
Payroll and related	184,476	161,930	361,619	319,559
Fuel	80,607	91,581	162,279	178,955
Food	49,769	43,699	100,772	85,550
Other	121,722	98,746	236,983	205,120
Total cruise operating expense	705,900	656,279	1,370,381	1,279,979
Other operating expense
Marketing, general and administrative	149,307	107,164	329,881	261,321
Depreciation and amortization	104,610	104,607	205,905	204,583
Total other operating expense	253,917	211,771	535,786	465,904
Operating income	227,018	217,383	358,300	277,732
Non-operating income (expense)
Interest expense, net	(68,420)	(52,446)	(128,174)	(103,435)
Other expense	(10,753)	(3,717)	(7,948)	(33,856)
Total non-operating income (expense)	(79,173)	(56,163)	(136,122)	(137,291)
Net income before income taxes	147,845	161,220	222,178	140,441
Income tax expense	(2,599)	(2,726)	(3,703)	(3,403)
Net income	$145,246	$158,494	$218,475	$137,038

Weighted-average shares outstanding
Basic	226,972,076	225,698,078	227,105,804	225,003,460
Diluted	227,884,704	230,228,144	227,997,970	229,664,210

Earnings per share
Basic	$0.64	$0.70	$0.96	$0.61
Diluted	$0.64	$0.69	$0.96	$0.60

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income	$145,246	$158,494	$218,475	$137,038
Other comprehensive income:
Shipboard Retirement Plan	108	120	216	239
Cash flow hedges:
Net unrealized gain (loss)	5,007	70,491	75,457	(33,274)
Amount realized and reclassified into earnings	23,781	26,564	58,331	48,450
Total other comprehensive income	28,896	97,175	134,004	15,415
Total comprehensive income	$174,142	$255,669	$352,479	$152,453

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$145,964	$115,937
Accounts receivable, net	60,366	44,996
Inventories	67,697	58,173
Prepaid expenses and other assets	166,003	121,305
Total current assets	440,030	340,411
Property and equipment, net	10,068,499	9,458,805
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	242,764	259,085
Total assets	$12,957,749	$12,264,757
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$581,804	$629,840
Accounts payable	46,511	51,369
Accrued expenses and other liabilities	573,812	640,568
Due to affiliate	-	20,769
Advance ticket sales	1,390,137	1,023,973
Total current liabilities	2,592,264	2,366,519
Long-term debt	5,971,143	5,767,697
Other long-term liabilities	275,981	349,661
Total liabilities	8,839,388	8,483,877
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 232,365,986 shares issued and 227,054,025 shares outstanding at June 30, 2016 and 232,179,786 shares issued and
227,815,301 shares outstanding at December 31, 2015	232	232
Additional paid-in capital	3,849,537	3,814,536
Accumulated other comprehensive income (loss)	(278,646)	(412,650)
Retained earnings	786,493	568,018
Treasury shares (5,311,961 and 4,364,485 ordinary shares at June 30, 2016 and December 31, 2015,
respectively, at cost)	(239,255)	(189,256)
Total shareholders' equity	4,118,361	3,780,880
Total liabilities and shareholders' equity	$12,957,749	$12,264,757

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities
Net income	$218,475	$137,038
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	212,268	214,717
Loss on derivatives	2,866	27,475
Deferred income taxes, net	388	424
Gain on contingent consideration	-	(43,400)
Write-off of deferred financing fees	11,427	195
Provision for bad debts and inventory	1,115	-
Share-based compensation expense	31,449	14,166
Changes in operating assets and liabilities:
Accounts receivable, net	(16,335)	(4,369)
Inventories	(9,674)	(3,246)
Prepaid expenses and other assets	(25,903)	(9,932)
Accounts payable	(10,865)	(47,038)
Accrued expenses and other liabilities	(25,798)	13,063
Advance ticket sales	358,625	412,602
Net cash provided by operating activities	748,038	711,695
Cash flows from investing activities
Additions to property and equipment, net	(764,899)	(205,056)
Settlement of derivatives	(34,129)	-
Net cash used in investing activities	(799,028)	(205,056)
Cash flows from financing activities
Repayments of long-term debt	(2,386,427)	(791,403)
Repayments to Affiliate	(18,522)	(18,522)
Proceeds from long-term debt	2,564,116	340,060
Proceeds from the exercise of share options	3,007	55,023
Proceeds from employee share purchase plan	1,172	-
Purchases of treasury shares	(49,999)	-
Deferred financing fees and other	(32,330)	(3,663)
Net cash provided by (used in) financing activities	81,017	(418,505)
Net increase in cash and cash equivalents	30,027	88,134
Cash and cash equivalents at beginning of the period	115,937	84,824
Cash and cash equivalents at end of the period	$145,964	$172,958

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2016	2015	2016	2015

Passengers carried		574,838	527,676	1,126,313	1,041,202
Passenger Cruise Days		4,237,020	3,948,773	8,522,314	7,716,888
Capacity Days		3,974,508	3,634,143	7,965,450	7,190,611
Occupancy Percentage		106.6%	108.7%	107.0%	107.3%

Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

		2016			2016
		Constant			Constant
	2016	Currency	2015	2016	Currency	2015

Passenger ticket revenue	$818,478	$822,398	$787,991	$1,558,590	$1,575,030	$1,458,474
Onboard and other revenue	368,357	368,358	297,442	705,877	705,877	565,141
Total revenue	1,186,835	1,190,756	1,085,433	2,264,467	2,280,907	2,023,615
Less:
Commissions, transportation
and other expense	193,536	194,383	192,438	368,973	373,288	364,265
Onboard and other expense	75,790	75,790	67,885	139,755	139,755	126,530
Net Revenue	917,509	920,583	825,110	1,755,739	1,767,864	1,532,820
Non-GAAP Adjustment:
Deferred revenue (1)	297	297	7,294	757	757	28,488
Adjusted Net Revenue	$917,806	$920,880	$832,404	$1,756,496	$1,768,621	$1,561,308

Capacity Days	3,974,508	3,974,508	3,634,143	7,965,450	7,965,450	7,190,611

Gross Yield	$298.61	$299.60	$298.68	$284.29	$286.35	$281.42
Net Yield	$230.85	$231.62	$227.04	$220.42	$221.94	$213.17
Adjusted Net Yield	$230.92	$231.70	$229.05	$220.51	$222.04	$217.13

(1) Reflects deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2016			2016
		Constant			Constant
	2016	Currency	2015	2016	Currency	2015
Total cruise operating expense	$705,900	$707,178	$656,279	$1,370,381	$1,376,337	$1,279,979
Marketing, general and
administrative expense	149,307	149,288	107,164	329,881	330,604	261,321
Gross Cruise Cost	855,207	856,466	763,443	1,700,262	1,706,941	1,541,300
Less:
Commissions, transportation
and other expense	193,536	194,383	192,438	368,973	373,288	364,265
Onboard and other expense	75,790	75,790	67,885	139,755	139,755	126,530
Net Cruise Cost	585,881	586,293	503,120	1,191,534	1,193,898	1,050,505
Less: Fuel expense	80,607	80,607	91,581	162,279	162,279	178,955
Net Cruise Cost Excluding Fuel	505,274	505,686	411,539	1,029,255	1,031,619	871,550
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	792	792	1,029	1,583	1,583	2,482
Non-cash share-based compensation (2)	16,204	16,204	2,161	31,449	31,449	14,166
Secondary Equity Offering expenses (3)	-	-	1,022	-	-	1,022
Severance payments and other fees (4)	869	869	3,289	2,899	2,899	13,676
Management NCL Corporation Units exchange expenses (5)	-	-	-	-	-	624
Acquisition of Prestige expenses (6)	1,273	1,273	10,891	3,014	3,014	11,291
Contingent consideration adjustment (7)	-	-	(34,300)	-	-	(43,400)
Adjusted Net Cruise Cost Excluding Fuel	$486,136	$486,548	$427,447	$990,310	$992,674	$871,689

Capacity Days	3,974,508	3,974,508	3,634,143	7,965,450	7,965,450	7,190,611

Gross Cruise Cost per Capacity Day	$215.17	$215.49	$210.08	$213.45	$214.29	$214.35
Net Cruise Cost per Capacity Day	$147.41	$147.51	$138.44	$149.59	$149.88	$146.09
Net Cruise Cost Excluding Fuel per Capacity Day	$127.13	$127.23	$113.24	$129.21	$129.51	$121.21
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$122.31	$122.42	$117.62	$124.33	$124.62	$121.23

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income	$145,246	$158,494	$218,475	$137,038
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	792	1,029	1,583	2,482
Non-cash share-based compensation (2)	16,204	2,334	31,449	14,339
Secondary Equity Offering Expenses (3)	-	1,022	-	1,022
Severance payments and other fees (4)	869	3,289	2,899	13,676
Management NCL Corporation Units exchange expenses (5)	-	-	-	624
Acquisition of Prestige expenses (6)	1,273	10,891	3,014	11,291
Deferred revenue (7)	297	7,294	757	28,488
Amortization of intangible assets (8)	5,267	20,913	10,535	39,059
Contingent consideration adjustment (9)	-	(34,300)	-	(43,400)
Derivative adjustment (10)	10,911	650	(1,185)	29,603
Deferred financing fees and other (11)	11,714	-	11,714	-
Adjusted Net Income	$192,573	$171,616	$279,241	$234,222
Diluted weighted-average shares outstanding	227,884,704	230,228,144	227,997,970	229,664,210
Diluted earnings per share	$0.64	$0.69	$0.96	$0.60
Adjusted EPS	$0.85	$0.75	$1.22	$1.02

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are primarily included in marketing, general and administrative expense.
(7) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.
(8) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(9) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing, general and administrative expense.
(10) Losses and net gains for the fair value adjustment of a foreign exchange collar which does not receive hedge accounting and losses due to the dedesignation of certain fuels swaps. These adjustments are included in other expense.
(11) Primarily related to the write-off of deferred financing fees related to the refinancing of certain credit facilities, which is included in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income	$145,246	$158,494	$218,475	$137,038
Interest expense, net	68,420	52,446	128,174	103,435
Income tax expense	2,599	2,726	3,703	3,403
Depreciation and amortization expense	104,610	104,607	205,905	204,583
EBITDA	320,875	318,273	556,257	448,459

Other expense (1)	10,753	3,717	7,948	33,856
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	792	1,029	1,583	2,482
Non-cash share-based compensation (3)	16,204	2,161	31,449	14,166
Secondary Equity Offering expenses (4)	-	1,022	-	1,022
Severance payments and other fees (5)	869	3,289	2,899	13,676
Management NCL Corporation Units exchange expenses (6)	-	-	-	624
Acquisition of Prestige expenses (7)	1,273	10,891	3,014	11,291
Deferred revenue (8)	297	7,294	757	28,488
Contingent consideration adjustment (9)	-	(34,300)	-	(43,400)
Adjusted EBITDA	$351,063	$313,376	$603,907	$510,664

(1) Primarily consists of gains and losses, net for derivative contracts and forward currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(4) Expenses related to the Secondary Equity Offerings, which are included in marketing, general and administrative expense.
(5) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(6) Expenses related to the exchange of Management NCL Corporation Units for ordinary shares, which are included in marketing, general and administrative expense.
(7) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(8) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in Net Revenue.
(9) Contingent consideration fair value adjustment related to the Acquisition of Prestige, which is included in marketing general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Free Cash Flow was calculated as follows (in thousands):

	Six Months Ended
	June 30,
	2016	2015

Net cash provided by operating activities	$748,038	$711,695
Less: Capital expenditures for ship construction	(561,484)	(105,204)
Less: Capital expenditures for business enhancements and other	(203,415)	(99,852)
Free Cash Flow	(16,861)	506,639
Proceeds from ship construction financing facilities	439,438	36,021
Adjusted free cash flow	$422,577	$542,660

Investor Relations Contact
Andrea DeMarco
(305) 468-2463
InvestorRelations@ncl.com